As filed with the U.S. Securities and Exchange Commission on June 5, 2014

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Spindle, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-8241820
(State or other jurisdiction of	(I.R.S. Employee Identification No.)
incorporation or organization)

8700 E. Vista Bonita Drive, Ste. 260

Scottsdale, AZ 85255

 (Address of Principal Executive Offices)(Zip Code)

Spindle, Inc. 2012 Stock Incentive Plan 2014 Consultant’s Compensation Plan
(Full title of the plan)

William Clark

Chief Executive Officer and President

Spindle, Inc.

8700 E. Visa Bonita Drive, Ste. 260

Scottsdale, AZ 85255

(800) 560-9198

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

COPIES TO:

Kevin Friedmann, Esq.

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, New York 10017

Phone: (212) 561-5559

Fax: (917) 591-6898

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	10,000,000	$1.59	$15,900,000	$2,047.92

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices as of May 30, 2014, as reported on the OTCQB Marketplace.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)

The Registrant's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on March 31, 2014.

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Commission on May 15, 2014.

(c)

The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 9, 2014, March 5, 2014, March 21, 2014, and April 17, 2014.

(d)

The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 10 (File No. 000-55151) filed with the Commission on February 25, 2014, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder.  Richardson & Patel LLP and its principles have accepted shares of the Registrant’s common stock in connection with private investments and in exchange for services rendered to the Registrant in the past and, although the law firm and its principles are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them.  As of the date of this registration statement, Richardson & Patel LLP, its attorneys and affiliates, collectively own approximately 1,660,348 shares of the Registrant’s common stock.  Principals of Richardson & Patel LLP will be issued a minimum of 315,945 shares of common stock under the 2014 Consultant’s Compensation Plan (the “Consultant’s Plan”) and may be issued additional shares of common stock in connection with legal services rendered following the date of this filing.

Item 6.  Indemnification of Directors and Officers.

Nevada Law

Nevada law generally permits the Registrant to indemnify our directors, officers and employees.  Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article X of the Registrant's Articles of Incorporation ("Article X") states that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating the Nevada Revised Statutes, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.  Article X also provides that, if the Nevada Revised Statutes are amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation will be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as so amended, without any requirement of further action by the Registrant's stockholders.

Article X also requires the Registrant to indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and to advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may be enacted, to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

Any repeal or modification of Article X by the Registrant's stockholders shall not adversely affect any right of any individual who is or was a director of the corporation which existed at the time of such repeal or modification.

The Registrant's bylaws provide that, subject to applicable law, the Registrant may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as appropriate.  The bylaws also provide that the Registrant will have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Spindle, Inc. 2012 Stock Incentive Plan
10.2	2014 Consultant’s Compensation Plan
23.1	Consent of L.L. Bradford & Company, LLC
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, Arizona, on June 5, 2014.

Spindle, Inc.

/s/ William Clark

By:  William Clark

Its:  President and Chief Executive Officer

(Principal Executive Officer)

/s/ Christopher J. Meinerz

By: Christopher J. Meinerz

Its: Chief Financial Officer

(Principal Financial Officer) and Chief Compliance Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: June 5, 2014	/s/ William Clark
William Clark, President and Chief Executive Officer (Principal Executive Officer), and Director

Dated: June 5, 2014	/s/ Christopher J. Meinerz
Christopher J. Meinerz, Chief Financial Officer (Principal Financial Officer) and Chief Compliance Officer

Dated: June 5, 2014	/s/ John Devlin
John Devlin, Director

Dated: June 5, 2014	/s/ Glenn Bancroft
Glenn Bancroft, Director

Dated: June 5, 2014	/s/ David Ide
David Ide, Director

Dated: June 5, 2014	/s/ John Reardon
John Reardon, Director

Dated: June 5, 2014	/s/ Ashton Craig Page
Ashton Craig Page, Director

 INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Spindle, Inc. 2012 Stock Incentive Plan
10.2	2014 Consultant’s Compensation Plan
23.1	Consent of L.L. Bradford & Company, LLC
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)